CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the prospectus and "Independent Registered Public Accounting Firm and Legal Counsel" in the related statement of additional information, both documents dated March 1, 2012.  We also consent to the use of our report dated December 28, 2011 with respect to the financial statements of Central Park Group Multi-Event Fund for the year ended October 31, 2011, which is included in the Registration Statement (Form N-2 No. 333-139002 and 811-21984) of Central Park Group Multi-Event Fund.

/s/ Ernst & Young LLP

New York, New York
February 17, 2012